EXHIBIT 10(dd)(ii)

FOURTH AMENDMENT TO
THE DOW CHEMICAL COMPANY
ELECTIVE DEFERRAL PLAN (POST 2004)

By authority of Article IX of The Dow Chemical Company Elective Deferral Plan (Post 2004) (the “Plan”), Section 4.02(a) of the Plan is hereby clarified to read as follows:
(a) Eligible Employees. Subject to Article VII, each Participation Agreement shall set forth the amount of Eligible Compensation for the Plan Year to which the Participation Agreement relates that is to be deferred under the Plan (the "Deferred Amount"), expressed as either a dollar amount or a whole percentage of the Base Salary and Performance Awards for such Plan Year; provided that the minimum and maximum Deferred Amounts for any Plan Year shall be the minimum and maximum Deferred Amounts, respectively, established by the Administrator and set forth in the Participation Agreement for such Plan Year, and further provided that for deferrals earned on or after January 1, 2010, the maximum Deferred Amount for any Plan Year shall not exceed 75% of Base Salary and 100% of Performance Award. In accordance with the provisions contained in Article VII, each Participation Agreement shall also set forth a time and Form of Payment of a Deferred Amount. Participation Agreements are to be completed in a format specified by the Administrator. Notwithstanding the foregoing, if a Participant shall have failed to designate properly the form of payment of the Participant's benefit under the Plan, such payment will be in a lump sum.

/s/ GREGORY FREIWALD
Executive Vice President of Human Resources
The Dow Chemical Company

Reviewed by Plan Administrator:	/s/ MARIA CURRERI
Maria Curreri

Reviewed by Legal Department:	/s/ KENNETH H. HEMLER
Kenneth H. Hemler

Dated: December 11, 2014

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